Intel Corporation
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News Release
Intel Appoints Stacy Smith to Board of Directors

SANTA CLARA, Calif., March 13, 2024 – Intel Corporation today announced that Stacy Smith, executive chairman of Kioxia Corporation, formerly Toshiba Memory Corporation, and chair of Autodesk Inc., was appointed to Intel’s board of directors, effective immediately. Smith will serve as an independent director and join the board’s Audit & Finance Committee.

“Stacy’s deep understanding of the semiconductor industry, along with Intel’s history and strategy, will be a significant asset to the board as it guides the company’s transformation journey,” said Frank D. Yeary, chairman of the Intel board. “In particular, Stacy’s expertise in finance and leading capital allocation strategies in the capital-intensive semiconductor industry will be additive to Intel’s board as the company continues its efforts to create a globally resilient semiconductor supply chain.”

Smith, 61, spent nearly 30 years at Intel, serving in a variety of leadership roles. Prior to his retirement in 2018, he served as the group president of manufacturing, operations and sales, leading the company’s global Technology and Manufacturing Group and its worldwide sales organization. Prior to this, he spent more than a decade in finance leadership roles, including as chief financial officer. In addition, Smith held the role of chief information officer and, before that, was general manager of Intel Europe, Middle East and Africa (EMEA), where he was responsible for Intel sales and marketing for the EMEA region.

“I am excited to be joining the Intel board at this pivotal moment as the company accelerates its IDM 2.0 strategy to win in its core markets, grow in emerging compute markets and become one of the world’s leading foundries,” said Smith. “Intel is executing one of the most significant transformations in the semiconductor industry, and it is an honor to have the opportunity to contribute to the company’s evolution as it regains its iconic position in the global technology ecosystem.”

In addition to Smith’s extensive breadth of semiconductor industry, operations and manufacturing, and sales, marketing and branding expertise, he brings extensive public company board experience to Intel. He has served as executive chairman of Kioxia since 2018 and as chairman of the board of Autodesk since 2011. Additionally, he has served on the board of Wolfspeed since 2023.

Previously, he served on the board of directors for Virgin America from 2014 to 2016 and Gevo Inc. from 2010 to 2014.

Smith holds an MBA in finance from the University of Texas.

About Intel

Intel (Nasdaq: INTC) is an industry leader, creating world-changing technology that enables global progress and enriches lives. Inspired by Moore’s Law, we continuously work to advance the design and manufacturing of semiconductors to help address our customers’ greatest challenges. By embedding intelligence in the cloud, network, edge and every kind of computing device, we unleash the potential of data to transform business and society for the better. To learn more about Intel’s innovations, go to newsroom.intel.com and intel.com.

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Contacts

Penny Bruce
Intel Media Relations
1-408-893-0601
penelope.bruce@intel.com

Kylie Altman
Intel Investor Relations
1-916-356-0320
investor.relations@intel.com